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                                                                  EXHIBIT (C)(6)
                                                                  CONFORMED COPY


                        RETENTION AGREEMENT dated as of April 27, 1998, among
                  LUCENT TECHNOLOGIES INC., a Delaware corporation ("Parent"), REINDEER ACQUISITION, INC., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), YURIE SYSTEMS, INC., a Delaware corporation (the "Company"), THE BANK OF NEW YORK, a New York chartered banking corporation, as Escrow Agent (the "Escrow Agent"), and BARTON Y. SHIGEMURA (the "Employee").

            WHEREAS, Parent, Sub and the Company propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the "Merger Agreement") providing for (i) the making of a cash tender offer (as such offer may be amended from time to time as permitted under the Merger Agreement, the "Offer") by Sub for all the outstanding shares of common stock, par value $.01 per share, of the Company ("Company Common Stock") and (ii) the merger of Sub with and into the Company (the "Merger");

            WHEREAS, the Employee is the record and beneficial owner of the Shares (as defined below) set forth on Schedule A, if any, and the holder of the Options (as defined below);

            WHEREAS, upon consummation of the Offer (the "Effectiveness Date"), Parent desires that the Employee become an employee of Parent and the Employee has agreed to be an employee of Parent for a period of three years from and after the Effectiveness Date in accordance with this Agreement (the "Term");

            WHEREAS, pursuant to this Agreement, the Employee agrees that, on the Effectiveness Date, if the Employee then owns any Shares the Employee will deposit a certain number of shares of common stock, par value $.01 per share, of Parent ("Parent Common Stock") into escrow with the Escrow Agent, as collateral to pay Liquidated Damages (as defined below) to Parent as provided in this Agreement; and

            WHEREAS, pursuant to this Agreement, the Employee agrees that in connection with the roll-over of Options into options ("Parent Options") to acquire shares of Parent Common Stock in accordance with Section 7.04 of the Merger Agreement, on the Effectiveness Date the Adjusted Options (as defined below) will continue to be made subject to
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vesting requirements in connection with the performance of services to Parent in accordance with this Agreement; and

            WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Sub have requested that the Employee enter into this Agreement.

            NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, the parties agree as follows:

                                    ARTICLE I

                               Certain Definitions

            SECTION 1.01. Definitions. Capitalized terms used but not defined herein shall have the meaning assigned to such terms in the Merger Agreement. In addition, capitalized terms used herein shall have the following meanings set forth in this Article I or elsewhere in this Agreement:

            (a) The term "Adjusted Options" shall mean an amount equal to 20% of the Parent Options held by the Employee at the Effective Time.

            (b) The term "Affiliate" shall mean an "affiliate" of Parent, including the Surviving Corporation, as such term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended.

            (c) The term "Cause" shall mean:

            (i) the Employee wilfully fails to substantially perform his duties with Parent or any Affiliate for a period of at least thirty (30) days after receiving notice thereof from Parent in writing specifically identifying the manner in which Parent believes the Employee has wilfully failed to substantially perform his duties; provided, however, that, to the extent the Employee within such 30-day period pursues a cure to such wilful failure and continues pursuing such a cure, such wilful failure shall not constitute "Cause" if it is cured within 60 days following receipt of the original notice referred to above; provided further that, such wilful failure shall not constitute "Cause" unless the Employee shall have been provided an opportunity to discuss such notice and its contents with the immediate supervisor of the Employee's
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      immediate supervisor within 15 days following the Employee's receipt of such notice;

            (ii) the Employee is convicted of a felony involving moral turpitude that adversely affects his ability to perform his duties with Parent or that would injure Parent or any Affiliate (including its reputation); or

            (iii) the Employee commits a wilful, serious act intending to enrich himself at the expense of Parent or any Affiliate.

            (d) "Disability" shall mean the Employee's inability to render the services required by his employment with Parent by reason of a physical or mental disability for a period of six months.

            (e) The term "Escrow Amount" shall mean an amount equal to 15% of the product of (i) the aggregate number of Shares of the Employee outstanding at the time of the expiration of the Offer and (ii) the Offer Price.

            (f) The term "Escrowed Funds" shall mean (i) the dividends and distributions to be distributed pursuant to Section 3.03 and (ii) any amounts to be distributed pursuant to Section 4.03.

            (g) The term "Good Reason" shall mean (i) an adverse change in the Employee's title or a significant adverse change in the Employee's responsibilities (including reporting responsibilities); (ii) a reduction in the Employee's base salary or any failure to pay the Employee any compensation or benefits to which he is entitled promptly following receipt by Parent of written notice thereof from the Employee; (iii) requiring the Employee to be based at any location outside a 30-mile radius from the Washington, D.C. metropolitan area, except for reasonably required travel on Parent's business; (iv) the failure by Parent to ensure that the Employee is eligible to partici pate in all benefit plans generally made available to Parent employees of his level; (v) any material breach by Parent of any provision of this Agreement that has not been cured within 30 days following receipt by Parent of written notice thereof from the Employee specifically identifying such material breach; (vi) any purported termination of the Employee's employment for Cause which does not comply with the terms of this Agreement; or (vii) the failure of Parent to obtain an agreement from any successor or assign of Parent to assume and agree to perform this Agreement.
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            (h) The term "Liquidated Damages" shall mean the agreed amount set forth in Section 4.03(a) to compensate Parent for the damages it will suffer if, prior to the end of the Term, (i) the Employee terminates his employment with Parent or an Affiliate other than for Good Reason or (ii) Parent terminates the Employee's employment for Cause.

            (i) The term "Notice" shall mean (i) a written notice to the Escrow Agent, signed by Parent and the Employee or (ii) an order of any court of competent jurisdiction.

            (j) The term "Option" shall mean such number of options to purchase the number of shares of Company Common Stock set forth opposite the Employee's name on Schedule A attached hereto, as such options may be adjusted by stock dividend, stock split, recapitalization, combination or exchange of options, merger, consolidation, reorganization or other change or transaction of or by the Company, together with options to purchase Company Common Stock that may be acquired after the date hereof by the Employee, including options to purchase Company Common Stock issuable pursuant to the Company Stock Plans (as the same may be adjusted as aforesaid), as adjusted or amended pursuant to the Merger Agreement.

            (k) The term "Shares" means such number of shares, if any, of Company Common Stock set forth opposite the Employee's name on Schedule A attached hereto, as such shares may be adjusted by stock dividend, stock split, recapitalization, combination or exchange of shares, merger, consolidation, reorganization or other change or transaction of or by the Company, together with shares of Company Common Stock that may be acquired after the date hereof by the Employee, including shares of Company Common Stock issuable upon the exercise of options or warrants to purchase Company Common Stock.

            (l) The term "Taxes" shall mean all Federal, state and local, domestic and foreign, income, franchise, security, value-added, ad valorem, transfer, withholding and other taxes, including taxes based on or measured by gross receipts, profits, sales, use or occupation, tariffs, levies, impositions, assessments or governmental charges of any nature whatsoever, including any interest, penalties or additions with respect thereto.

            (m) The term "Tax Return" shall mean all returns, reports or forms, including information returns, with respect to Taxes.
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                                   ARTICLE II

                         Position and Term of Employment

            Subject to earlier termination as contemplated in this Agreement, the Term of the Employee's employment with Parent shall be for a period of three years commencing on the Effectiveness Date. The Employee shall be an employee of Parent, shall have the position of Vice President of Sales and Marketing for the Wide Area Networks Access Business Unit of the Data Networking Systems Division of Parent and shall report to the Vice President--Chief Operating Officer of the Wide Area Networks Access Business Unit of the Data Networking Systems Division. The Employee shall receive a base salary at the rate of $150,000 per annum. The Employee shall be eligible to participate in all incentive plans generally made available Parent employees of his level. The Employee shall also be eligible to participate in all benefit plans generally made available to Parent employees of his level and will receive a detailed package describing all such benefit plans promptly following the date hereof.


                                   ARTICLE III

                               Creation of Escrow;
                              The Escrowed Shares;
                           Vesting of Adjusted Options

            SECTION 3.01. Creation of Escrow. Over the five business days on and after the Effectiveness Date, the Employee shall use the entire Escrow Amount to purchase shares of Parent Common Stock in open market brokerage transactions. The Employee hereby agrees to transfer to the Escrow Agent all such shares of Parent Common Stock (the "Escrowed Shares") as they are purchased. The Employee has executed the attached irrevocable order to purchase the Escrowed Shares as soon as practicable over the five business days on and after the Effectiveness Date. The Escrow Agent hereby agrees to accept the Escrowed Shares and hold the same in escrow pursuant to the terms of this Agreement.

            SECTION 3.02. Escrowed Shares Generally. The Escrow Agent hereby agrees that the Escrowed Shares held hereunder shall be held on behalf of and for the account of the Employee, to the extent not forfeited to Parent as required hereunder.
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            SECTION 3.03. Dividends and Distributions. The Escrow Agent shall, as promptly as practicable upon receipt of any cash dividends or distributions on such Escrowed Shares, distribute such cash dividends or distributions to the Employee. Notwithstanding the foregoing, no distribution shall be made by the Escrow Agent after Parent shall have informed the Escrow Agent in writing (with a copy to the Employee) of a Termination (as defined below).

            SECTION 3.04. Voting Rights. The Employee shall have right to vote the Escrowed Shares on any matter upon which shares of Parent Common Stock are entitled to vote.

            SECTION 3.05. Re-vesting of Adjusted Options; Other Terms. The Employee hereby agrees that the Adjusted Options will not vest as of the consummation of the Offer, but will be subject to a modified vesting schedule as described in Article IV. No other term of this Agreement shall affect any other term or condition applicable to the Adjusted Options and, therefore, the terms and conditions applicable to such Adjusted Options (as provided in the Yurie Systems, Inc. Amended and Restated 1996 Nonstatutory Stock Option Plan and any agreement pursuant thereto) shall remain in full force and effect. Parent shall take any and all actions necessary to assure that this modified vesting of the Adjusted Options shall be an exempt transaction under Section 16(b) of the Securities Exchange Act of 1934, as amended.

                                   ARTICLE IV

                          Release of Escrow; Vesting of
                          Adjusted Options; Forfeiture
                         of Escrow and Adjusted Options

            SECTION 4.01. Quarterly Distributions and Vesting. (a) The Escrow Agent shall deliver one-twelfth of the Employee's Escrowed Shares to the Employee, on the last day of each three month period with the first delivery commencing on August 31, 1998, unless Parent shall have informed the Escrow Agent in writing (with a copy to the Employee) of a Termination.

            (b) Subject to Sections 4.02 and 4.03, the Employee's rights to one-twelfth of the Adjusted Options shall vest on the last day of each three month period with the first such vesting date being August 31, 1998, for an aggregate of twelve substantially equivalent quarterly vesting increments, provided that the Employee as of such date is an employee of Parent or any Affiliate in good standing.
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            SECTION 4.02. Release of Escrow to the Employee; Acceleration of
Vesting of Adjusted Options. If (i) the Employee terminates his employment for Good Reason or (ii) Parent terminates the employment of Employee other than for Cause or (iii) the Employee dies or suffers a Disability, then in each case:

                  (a) Parent shall deliver a Notice to such effect to the Escrow Agent and to the Employee and the Escrow Agent shall forthwith release and deliver the Escrowed Shares (and any other property then held in escrow) to the Employee or in the event of the Employee's death, to the legal representative of the Employee's estate or other designee; and

                  (b) the vesting of the Adjusted Options shall be accelerated, and all such Adjusted Options shall thereafter be immediately vested and exercisable.

            SECTION 4.03. Forfeiture of Escrow and Adjusted Options. If either
(i) the Employee elects to terminate his employment with Parent other than for Good Reason or (ii) the Employee is terminated by Parent for Cause (each, a "Termination"), then in either case:

                  (a) Parent shall deliver a Notice to the Escrow Agent and to the Employee stating that a Termination has occurred. Upon such event, the Employee shall have no other rights under this Agreement. Upon receipt of such a Notice, the Escrow Agent shall as promptly as practicable sell the Escrowed Shares then in escrow, on behalf of the Employee, for cash in open market brokerage trans actions. The Escrow Agent shall then deliver the cash proceeds so received (and any other property then held in escrow) to Parent. Such cash proceeds shall constitute Liquidated Damages payable to Parent to compensate Parent for its damages due to the Termination; and

                  (b) the Employee's rights in all remaining unvested Adjusted Options shall be forfeited, and such unvested Adjusted Options shall be cancelled. Parent shall promptly deliver a notice of such event to the Employee.


                                    ARTICLE V

                     Termination of Employment Arrangements
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            SECTION 5.01. The Employee and Parent agree that, effective as of the Effectiveness Date, the employment relationship between the Employee and the Company (the "Employment Agreement") shall be terminated, and no termination or other amount otherwise payable or benefit otherwise provided to the Employee shall be payable in connection with the termination contemplated by this Section
5.01. The parties agree that the termination of such employment relationship shall not result in the acceleration of the vesting of, or otherwise modify the term, the exercisability or other provisions of, the Options.

                                   ARTICLE VI

                                The Escrow Agent

            SECTION 6.01. General. (a) The Escrow Agent shall not deal with the Escrowed Funds and/or the Escrowed Shares except in accordance with (i) this Agreement, (ii) written instructions given in conformity with this Agreement or
(iii) instructions agreed to in writing by Parent and the Employee. The Escrow Agent shall not be bound in any way by the Merger Agreement or by any agreement or contract between the Employee and Parent (whether or not the Escrow Agent has knowledge thereof), it being understood that the Escrow Agent's only duties and responsibilities shall be to hold and distribute the Escrowed Funds and to hold, distribute and/or sell the Escrowed Shares in accordance with the terms of this Agreement. The Escrow Agent shall not be responsible for any loss resulting from holding or selling the Escrowed Shares in accordance with the terms of this Agreement. The Escrow Agent makes no representations and has no responsibility as to the validity, genuineness or sufficiency of any of the documents or instruments included in the subject matter of the escrow. The Escrow Agent may rely and shall be protected in relying upon any Notice, resolution, certificate, opinion, request, communication, demand, receipt or other paper or document in good faith believed by it to be genuine and to have been signed or presented by the proper party or parties.

            (b) The Escrow Agent shall not be liable for any action taken or omitted by it in good faith, except in those cases where the Escrow Agent has been guilty of negligence or willful misconduct. In the administration of the escrow account hereunder, the Escrow Agent may execute any of its powers and perform its duties hereunder directly or through agents or attorneys and may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for anything done, suffered or omitted in good faith by it in
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accordance with the advice or opinion of any such counsel, accountants or other skilled persons.

            (c) Parent hereby agrees to indemnify the Escrow Agent for, and to hold it harmless against, any loss, liability or expense arising out of or in connection with this Agreement and the carrying out of its duties hereunder, including the costs and expenses of defending itself against any claim of liability, except in those cases where the Escrow Agent has been guilty of negligence or willful misconduct.

            (d) Schedule A hereto lists the Federal tax identification number for the Employee.

            (e) In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any party hereto which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise in writing by all of the other parties hereto or by a final order or judgment of a court of competent jurisdiction.

            (f) Any corporation into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Agreement without further act.

            SECTION 6.02. Fees. The Escrow Agent's fees and expenses in acting hereunder (including the reasonable fees, expenses and disbursements of its counsel), as set forth in writing between Parent and the Escrow Agent prior to the Effectiveness Date, shall be paid by Parent.

            SECTION 6.03. Resignation. The Escrow Agent or any successor Escrow Agent hereunder may resign by giving 30 days' prior written notice of resignation to Parent and the Employee, and such resignation shall be effective from the date specified in such notice. In case the office of Escrow Agent shall become vacant for any reason, and within 10 days after receiving any such notice of resignation, Parent shall appoint a bank or trust company that is not an Affiliate having capital and undivided surplus (as reflected in its latest publicly available certified financial statements) of not less than $50 million and having an
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office in New York, New York, as successor Escrow Agent hereunder (a "Successor
Escrow Agent") by an instrument or instruments in writing delivered to such Successor Escrow Agent, the retiring Escrow Agent and the Employee, whereupon such Successor Escrow Agent shall succeed to all the rights and obligations of the retiring Escrow Agent as if this Agreement were originally executed by such Successor Escrow Agent, and the retiring Escrow Agent shall duly transfer and deliver to such Successor Escrow Agent any Escrowed Funds and Escrowed Shares in the form held by it hereunder at such time. If a Successor Escrow Agent has not been appointed or has not accepted such appointment by the end of the 30-day period, the retiring Escrow Agent may apply to a court of competent jurisdiction for the appointment of a Successor Escrow Agent or other appropriate relief. The costs, expenses and reasonable attorneys fees that the retiring Escrow Agent incurs in connection with such a proceeding shall be paid by Parent.

            SECTION 6.04 Dispute Resolution. In the event of any dispute between or conflicting claims by or among the Parent and the Employee and/or any other person or entity with respect to the Escrowed Funds or the Escrowed Shares, the Escrow Agent shall be entitled, in its reasonable discretion, to refuse to comply with any and all claims, demands or instructions with respect to such Escrowed Funds or Escrowed Shares so long as such dispute or conflict shall continue, and the Escrow Agent shall not be or become liable in any way to Parent or the Employee for the Escrow Agent's failure or refusal to comply with such conflicting claims, demands or instructions, except to the extent under the circumstances such failure would constitute negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall be entitled to refuse to act until, at its reasonable discretion, either such conflicting or adverse claims or demands shall have been finally determined in a court of competent jurisdiction or settled between the conflicting parties as evidenced in writing, reasonably satisfactory to the Escrow Agent, or the Escrow Agent shall have received security or an indemnity satisfactory to the Escrow Agent sufficient to save the Escrow Agent harmless from and against any and all loss, liability or expense which the Escrow Agent may incur by reason of the Escrow Agent's acting. The Escrow Agent may in addition elect to commence an interpleader action or seek other judicial relief or orders as the Escrow Agent may deem necessary.
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                                   ARTICLE VII

                         Representations and Warranties

            SECTION 7.01. Representations and Warranties of the Employee. The Employee hereby represents and warrants to Parent as follows:

            (a) Authority. The Employee has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Employee. This Agreement has been duly executed and delivered by the Employee and, assuming this Agreement constitutes a valid and binding obligation of Parent, constitutes a valid and binding obligation of the Employee enforceable against the Employee in accordance with its terms (except insofar as enforce ability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies). Neither the execution, delivery or performance of this Agreement by the Employee nor the consummation by the Employee of the transactions contemplated hereby will (i) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, amendment, cancelation or acceleration under, or result in the creation of any Lien upon any of the properties or assets of the Employee under, any of the terms, conditions or provisions of any Contract to which the Employee is a party or by which the Employee or any of the Employee's properties or assets, including the Employee's Shares (if any) and Options, may be bound or (iii) violate any judgment, order, writ, preliminary or permanent injunction or decree or any statute, law, ordinance, rule or regulation of any Governmental Entity applicable to the Employee or any of the Employee's properties or assets, including the Employee's Shares (if any) and Options.

            (b) Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Employee.
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            SECTION 7.02. Representation and Warranty of Parent. Parent hereby represents and warrants to the Employee as follows:

            (a) Authority. Parent has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Parent. This Agreement has been duly executed and delivered by Parent and, assuming this Agreement constitutes a valid and binding obligation of the Employee, constitutes a valid and binding obligation of Parent enforceable against Parent in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies).

                                  ARTICLE VIII

                                  Miscellaneous

            SECTION 8.01. Expenses. Each of Parent and the Employee shall pay its or his own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

            SECTION 8.02. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered personally or sent by registered or certified mail (return receipt requested),
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postage prepaid, to the parties to this Agreement at the following addresses or at such other address for a party as shall be specified by like notice:

            To the Employee:

            Barton Y. Shigemura
            5391 Blackhawk Dr.
            Danville, CA 94506

            To Parent or Sub:

            Lucent Technologies Inc.
            600 Mountain Avenue
            Room 6A 311
            Murray Hill, NJ 07974
            Attention:  Pamela F. Craven
                        Vice President--Law

            To the Escrow Agent:

            The Bank of New York
            101 Barclay Street
            12 East
            Insurance Trust and Escrow Unit
            New York, NY 10286
            Attention:  Sharia Jones-Bey

All such notices and communications shall be deemed to have been received on the date of delivery if personally delivered or on the third business day after the mailing thereof.

            SECTION 8.03. Assignability. The right of the Employee to (i) receive distributions of the Escrowed Shares and (ii) the Adjusted Options, shall in each case not be assignable, except that, in the event of the death of the Employee, such rights may be assigned by bequest or to the executor or administrator of his estate. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors, but shall not be assignable by any party without the prior written consent of the other parties.

            SECTION 8.04. Liquidated Damages. Parent and the Employee acknowledge that it will be difficult, and that it may be time-consuming or impossible, to estimate damages resulting from a Termination prior to the end of the Term. Accordingly, Parent and the Employee agree that, in connection with any such event, any amount of cash from the sale of the Escrowed Shares upon a Termination shall be
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liquidated damages resulting from such Termination, and Parent shall be entitled to receive such amount.

            SECTION 8.05. Taxes. (a) The parties hereto agree that (i) unless and until distributed to Parent, the Escrowed Funds and the Escrowed Shares shall be treated for all Tax purposes as property of the Employee and (ii) all income in respect of the Escrowed Funds and the Escrowed Shares shall be treated for all Tax purposes as income of the Employee. The Employee hereby agrees, to the extent permitted by law, to report for all Tax purposes (including in connection with any Tax Return) the Escrowed Funds, the Escrowed Shares and any income in respect thereof in a manner that is consistent with the foregoing.

            (b) The Employee and Parent believe that the delivery to the Employee of any Escrowed Shares pursuant to Article IV will not cause the Employee to realize income for Federal and state income Tax purposes, and the Employee and Parent agree to prepare all Tax Returns in a manner consistent with this belief.

            SECTION 8.06. No Mitigation. The Employee shall not be required to mitigate the amount of any payment or distribution provided for in this Agreement by seeking other employment or otherwise, and no such payment or distribution shall be offset or reduced by the amount of any compensation or benefits provided to the Employee in any subsequent employment.

            SECTION 8.07. Effectiveness; Termination. Notwithstanding anything to the contrary contained herein, this Agreement shall become effective only upon the Effectiveness Date and shall be null and void and of no further force and effect at any time the Merger Agreement is terminated in accordance with its terms prior to the Effectiveness Date. Except for Sections 6.01 and 6.02 hereof which shall survive the termination of this Agreement, this Agreement will terminate and be of no further force and effect once (i) all of the Escrowed Shares and all Escrowed Funds have been distributed and paid in accordance with the terms hereof and (ii) all Adjusted Options have vested.

            SECTION 8.08. Entire Agreement. With respect to the Escrow Agent, this Agreement constitutes, and, with respect to the other parties hereto, this Agreement and the Merger Agreement (and the other agreements contemplated therein) constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, written and oral.
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            SECTION 8.09. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to any applicable conflicts of law principles.

            SECTION 8.10. Article and Section Headings. The article, section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

            SECTION 8.11. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be a single agreement.

            SECTION 8.12. Amendment; No Waivers. This Agreement may not be amended or modified except (a) by an instrument in writing signed by the Escrow Agent (only if the Employee owns Escrowed Shares), Employee and Parent or (b) by a waiver in accordance with the following sentence. Any party hereto may (i) extend the time for the performance of any obligation or other act of any other parties hereto or (ii) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party at any time to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by any party of any breach of any term contained in this Agreement shall be deemed to be or construed as a further or continuing waiver of any such breach in any subsequent instance or waiver of any breach of any other term contained in this Agreement.

            SECTION 8.13. Jurisdiction; Consent to Service of Process. (a) Each of the parties to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction and venue of any New York State court sitting in the County of New York, or any Federal court of the United States of America sitting in the Southern District of New York and any appellate court from any such court, in any suit, action or proceeding arising out of or relating to this Agreement, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in such New York State court, or, to the extent permitted by law, by removal or otherwise, in such Federal court. It shall be a condition precedent to each party's right to bring any such suit, action or proceeding that such suit, action or proceeding, in the first instance, be brought in such New York State court or, to the extent permitted by law, by removal or otherwise, in such Federal court. If such New York State court or such Federal court refuses to accept jurisdiction with respect thereto, such suit, action or proceeding may be brought in any other court with jurisdiction. No party to this Agreement may move to (i) transfer any such suit, action or proceeding from such New York State court (other than to remove to such Federal court), or from any Federal court sitting in the Southern District of New York to another jurisdiction or district, (ii) consolidate any such suit, action or proceeding brought in such New York State court or such Federal court with a suit, action or proceeding in another jurisdiction or district or (iii) dismiss any such suit, action or proceeding brought in such New York State court or such Federal court for the purpose of bringing the same in another jurisdiction. Each party agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.

            (b) Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State court sitting in the County of New York, or any Federal court sitting in the Southern District of New York. Each party hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court and further waives the right to object, with respect to such suit, action or proceeding, that such court does not have jurisdiction over such party.

            SECTION 8.14. Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contem plated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

            SECTION 8.15. Further Assurances. Each of the Employee and Parent agree to execute and deliver, upon the written request of any party hereto, any and all such further instruments and documents as reasonably appropriate for the purpose of obtaining the full benefits of this Agreement.

            IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be duly executed as of the date first written above.

                                      LUCENT TECHNOLOGIES INC.

                                        by
                                              /s/ William T. O'Shea
                                             ---------------------------
                                            Name:  William T. O'Shea
                                            Title:  Vice President

                                      REINDEER ACQUISITION, INC.

                                        by
                                              /s/ Paul D. Diczok
                                             ---------------------------
                                            Name:  Paul D. Diczok
                                            Title:  Vice President

                                      BARTON Y. SHIGEMURA

                                      /s/ Barton Y. Shigemura
                                      ---------------------------
                                      Name:  Barton Y. Shigemura

                                      YURIE SYSTEMS, INC.

                                        by
                                             /s/ Jeong H. Kim
                                             ----------------------
                                             Name:  Jeong H. Kim
                                             Title:  Chairman & CEO

                                      THE BANK OF NEW YORK,
                                      as Escrow Agent

                                        by
                                             /s/ Sharia Jones-Bey
                                             --------------------------
                                             Name:  Sharia Jones-Bey
                                             Title:  Assistant Treasurer

                                                                      Schedule A

Name, Address
and TIN of the                     Number of              Number of
Employee                           Shares                 Options
----------------------          ---------------        ---------------
Barton Y. Shigemura                  6,000               990,000
5391 Blackhawk Dr.
Danville, CA 94506